Exhibit (a)(1)(D)

DYNEX CAPITAL, INC.

OFFER TO EXCHANGE FOR SENIOR NOTES UP TO:

345,579 SHARES OF SERIES A PREFERRED STOCK, $0.01 PAR VALUE PER SHARE

481,819 SHARES OF SERIES B PREFERRED STOCK, $0.01 PAR VALUE PER SHARE

479,512 SHARES OF SERIES C PREFERRED STOCK, $0.01 PAR VALUE PER SHARE

THE NOTE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON, APRIL 30, 2004 UNLESS, THE NOTE OFFER IS EXTENDED.

March 29, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Dynex Capital, Inc., a Virginia corporation (“Dynex Capital “), is offering to exchange up to 345,579 shares of its Series A Preferred Stock; 481,819 shares of its Series B Preferred Stock and up to 479,512 shares of its Series C Preferred Stock, upon the terms and subject to the conditions set forth in its Offering Circular, dated March 29, 2004 (“Offering Circular”), and in the related Letter of Transmittal which, as amended and supplemented from time to time, together constitute the “Note Offer.” We are asking you to contact your clients for whom you hold shares of Dynex Capital Preferred Stock registered in your name (or in the name of your nominee) or who hold such shares registered in their own name. Please bring the Note Offer to their attention as promptly as possible.

All shares properly tendered at or before the “Expiration Time” (as defined in the “The Note Offer—Expiration Time, Extensions, Termination and Amendments” section of the Offering Circular), and not properly withdrawn, will be exchanged as follows for Senior Notes by Dynex Capital upon the terms and subject to the conditions of the Note Offer, including the proration provisions thereof:

•	$27.84 in principal amount of our 9.50% Senior Notes due on the third anniversary of their issuance (collectively, the “Senior Notes” and each, a “Senior Note”) for each share of Series A Preferred Stock tendered, up to $9,620,000 in aggregate maximum principal amount of Senior Notes for all shares of Series A Preferred Stock tendered for Senior Notes in the Note Offer and up to an aggregate maximum of 345,579 shares of Series A Preferred Stock;

•	$28.42 in principal amount of the Senior Notes for each share of Series B Preferred Stock tendered, up to $13,693,000 in aggregate maximum principal amount of Senior Notes for all shares of Series B Preferred Stock tendered for Senior Notes in the Note Offer and up to an aggregate maximum of 481,819 shares of Series B Preferred Stock; and

•	$34.80 in principal amount of the Senior Notes for each share of Series C Preferred Stock tendered, up to $16,687,000 in aggregate maximum principal amount of Senior Notes for all shares of Series C Preferred Stock tendered for Senior Notes in the Note Offer and up to an aggregate maximum of 479,512 shares of Series C Preferred Stock.

The per share principal amount to be received for each share of Preferred Stock tendered in the Note Offer is equal to 116% of the original issue price of each share of Preferred Stock. The Senior Notes will be issued in book-entry form in denominations of $1,000 or integral multiples thereof. In cases where the aggregate consideration for shares of each series tendered (determined by multiplying the aggregate issue price of each share of Preferred Stock by 116%) is not an even multiple of $1,000, tendering stockholders will receive cash for the amount in excess of the nearest lower $1,000 multiple not to exceed $999.99. For a more detailed description of the terms of the Senior Notes being offered, please see “Description of Senior Notes.”

We will accept up to an aggregate of 345,579 shares of Series A Preferred Stock, up to an aggregate of 481,819 shares of Series B Preferred Stock, and up to an aggregate of 479,512 shares of Series C Preferred Stock. This represents approximately 70% of the shares of each series of our Preferred Stock outstanding as of December 31, 2003. If the number of shares validly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to an aggregate of 345,579 shares in the case of Series A Preferred Stock, less than or equal to an aggregate of 481,819 shares in the case of Series B Preferred Stock, or less than or equal to an aggregate of 479,512 shares in the case of Series C Preferred Stock (or such greater number of shares as Dynex Capital may elect to accept in accordance with the Note Offer), Dynex Capital will, upon the terms and subject to the conditions of the Note Offer, accept all shares of such series so tendered.

If more shares of any series of Preferred Stock are tendered than we are offering to acquire, we will accept shares of such series that are validly tendered and not properly withdrawn prior to the Expiration Time of the Note Offer on a pro-rata basis, disregarding fractions that arise as a result of such pro-rationing, according to the number of shares of such series tendered by each holder of such series of Preferred Stock prior to the Expiration Time of the Note Offer. Thus, with respect to each oversubscribed series of Preferred Stock, we will accept from each holder tendering shares of such series that number of shares of such series equal to the total number of shares of such series tendered by such tendering holder multiplied by a fraction, the numerator of which is the total number of shares of such series sought by us in the Note Offer and the denominator of which is the total number of shares of such series tendered by all tendering holders. Notwithstanding the foregoing, we reserve the right, in our sole discretion, to elect to purchase any and all of the excess shares tendered; and so long as the excess number accepted by us does not exceed two percent (2%) of the issued and outstanding shares of such series of Preferred Stock, there will be no extension of the Note Offer period and no further notice to the stockholders will be required or given. If we elect to accept excess tendered shares of a series, but less than all of the tendered shares of a series, then the shares of such series tendered shall be accepted on a pro-rata basis, as described above.

THE NOTE OFFER IS CONDITIONED UPON A MINIMUM TENDER OF SHARES OF PREFERRED STOCK THAT WILL RESULT IN THE ISSUANCE OF AT LEAST $10,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF SENIOR NOTES. THE NOTE OFFER IS ALSO CONDITIONED UPON COMPLETION OF THE SERIES D CONVERSION AND OTHER GENERAL CONDITIONS DESCRIBED IN THIS OFFERING CIRCULAR. SEE “THE NOTE OFFER–CONDITIONS TO THE NOTE OFFER.”

For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offering Circular dated March 29, 2004;

2.	Letter to Clients to send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Note Offer;

3.	Letter of Transmittal for your informational use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

4.	Notice of Guaranteed Delivery to be used to accept the Note Offer if the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all the required documents to reach the Exchange Agent before 12:01 a.m., New York City time, on April 30, 2004; and

5.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE NOTE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON, APRIL 30, 2004, UNLESS THE NOTE OFFER IS EXTENDED.

No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the Offer other than fees paid to the Information Agent, as described in the Offering Circular. Dynex Capital will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Dynex Capital will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Offering Circular and Letter of Transmittal.

Your communications to shareholders with respect to the Offer will constitute your representation to Dynex Capital that: (i) in connection with such communications you have complied with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder; (ii) if you are a foreign broker or dealer, you have conformed to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. in making such communications; and (iii) in connection with such communications you have not used any offering materials other than those furnished by Dynex Capital.

In order to take advantage of the Note Offer, an Agent’s Message and any other required documents should be sent to Wachovia Bank, N.A., the Exchange Agent for the Offer, with confirmation of the book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and the Offering Circular.

Holders of shares who cannot complete the procedures for book-entry transfer before the Expiration Time must tender their shares according to the procedure for guaranteed delivery set forth in “The Note Offer—How to Tender” section of the Offering Circular.

The Note Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares residing in any jurisdiction in which the making of the Note Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Any inquiries you may have with respect to the Note Offer should be addressed to MacKenzie Partners, Inc. at the address and telephone number set forth on the back cover page of the Offering Circular. Additional copies of the enclosed material may be obtained from MacKenzie Partners, Inc., telephone number: (800) 322-2885.

Very truly yours,

DYNEX CAPITAL, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF DYNEX CAPITAL, THE INFORMATION AGENT OR THE EXCHANGE AGENT OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE NOTE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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